EXHIBIT 99.1

News Release

FOR RELEASE: 8:30 AM EST January 3, 2013

CONTACT:                          Ray Singleton
303-296-3076, ext. 102

Earthstone Finalizes New Loan Facility

DENVER, COLORADO – Thursday , January 3, 2013 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported today that, on December 21, 2012, it established a new bank credit facility with The Bank of Oklahoma, located in Denver, Colorado. This facility replaces the Company’s previous line-of-credit with American National Bank that expired on December 31, 2010.  Under the terms of its new loan agreement the Company has a twenty five million dollar ($25,000,000) line of credit with an initial borrowing base of six million dollars ($6,000,000).  The loan facility is collateralized by some of the Company’s producing properties.  The loan agreement is set to expire on December 20, 2017.

"We are pleased to now have $25 million in new funding with which to grow our Company,” commented Ray Singleton, President of Earthstone.  “While we have prided ourselves on a debt-free balance sheet and funding our capital expenditures from internal cash flow, we have reached the point, as predicted, where debt and external funding are necessary.  This necessity has come about quickly as North Dakota operators, primarily Statoil, have moved to a multi-well location strategy.  While this has increased the efficiency of drilling and completion operations from a cost perspective, it has also increased the “carrying period,” or time from spud to initial production, approximately six-fold.  We are fortunate to have maintained a good relationship over the years with the Denver banking community which has helped facilitate putting this new bank credit facility in place."

Earthstone intends to use funds available under the new credit facility to continue paying its share of horizontal Bakken drilling and completion costs incurred on wells drilled and completed in the Williston Basin.  In addition, Earthstone may utilize this credit facility to reduce payables, fund property acquisitions, finance recompletion or drilling efforts in other areas, or pursue other opportunities which the Company cannot contemplate at this time but which may arise from time to time in the future.

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the current and future funding obligations.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2012 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2012 and September 30, 2012, respectively.  The Company disclaims any obligation to update forward-looking statements.